Methode Electronics, Inc. Reports Second-Quarter Fiscal Year 2009 Results

CHICAGO, IL -- 12/09/2008 -- Methode Electronics, Inc. (NYSE: MEI), a global designer and manufacturer of electro-mechanical devices, today announced operating results for the fiscal year 2009 second quarter and six-month period ended November 1, 2008.

Second-Quarter Fiscal Year 2009

Methode's second-quarter fiscal year 2009 net sales decreased $11.9 million, or 8.9 percent, to $121.3 million from $133.2 million in the second-quarter fiscal year 2008. Net income decreased $6.1 million, or 69.3 percent, to $2.7 million, or $0.07 per share, in the second-quarter fiscal year 2009 compared to $8.8 million or $0.24 per share, in the second-quarter fiscal year 2008.

The decrease in net income is due to restructuring charges incurred this quarter compared to no restructuring charges in the fiscal year 2008 second quarter, lower sales attributable to the softening of the global economic environment, especially the effect on the North American auto market, and higher selling and administrative expenses related to the Hetronic acquisition and higher amortization expense for the TouchSensor and VEP acquisitions, partially offset by foreign currency exchange gains due to the strengthening U.S. dollar.

In the second quarter of fiscal year 2009, Automotive segment net sales were negatively impacted by anticipated lower Chrysler sales, and therefore, were also negatively impacted by price increases of $2.2 million compared to $3.7 million in the same period of fiscal 2008. The transfer of the Chrysler product is expected to be completed by the end of the third quarter of fiscal 2009.

In January 2008, Methode announced a restructuring of its U.S.-based automotive operations and the decision to discontinue producing certain legacy products in the Interconnect segment. The Company recorded a restructuring charge during the second-quarter fiscal year 2009 of $6.3 million ($4.0 million after tax), or $0.11 per share. The charge includes employee severance, impairment and accelerated depreciation for buildings and improvements, machinery and equipment and professional fees. Excluding the restructuring charges and the benefit of $2.2 million, or $0.04 per share, of Chrysler related price increases, Methode achieved net income of $5.4 million, or $0.15 per share, in the second-quarter fiscal year 2009 compared to $6.6 million, or $0.18 per share, in the same period of fiscal year 2008 excluding $3.7 million, or $0.06 per share, in Chrysler-related price increases. The Company expects to complete its restructuring during fiscal 2010.

Consolidated cost of products sold decreased $8.1 million, or 7.6 percent, to $97.8 million in the fiscal 2009 second quarter, compared to $105.9 million in the same period of fiscal year 2008. The decrease is due to lower Automotive segment sales volumes partially offset by improved Interconnect segment sales due to the acquisition of Hetronic. Cost of products sold as a percentage of sales was 80.6 percent and 79.5 percent in the second-quarter fiscal years 2009 and 2008, respectively.

Selling and administrative expenses increased $2.6 million, or 16.1 percent, to $18.7 million for the second-quarter fiscal year 2009, compared to $16.1 million in the prior-year period. The increase relates to the Hetronic acquisition, as well as higher amortization expense for the TouchSensor and VEP acquisitions. As a percentage of sales, selling and administrative expenses increased to 15.4 percent in the second-quarter fiscal year 2009, compared to 12.1 percent in the same period of fiscal year 2008.

Income tax was a benefit of 47.1 percent in the second quarter of fiscal 2009 due to restructuring charges and decreased earnings at the Company's U.S.-based businesses, causing a loss before income taxes, compared with income tax expense of 23.0 percent in the same period of fiscal year 2008. The effective tax rates for the second quarters of fiscal years 2009 and 2008 reflect utilization of foreign investment tax credits and the effect of lower tax rates on earnings of the Company's foreign operations and a higher percentage of earnings at those foreign operations.

As announced on September 18, 2008, Methode's board of directors approved a stock repurchase plan of up to three million shares of its outstanding common stock through fiscal year end 2010. During the second quarter of fiscal 2009, Methode repurchased 639,880 shares for $5.1 million at an average price of $8.03 per share.

Six-Month Period Ended November 1, 2008

For the six-month period ended November 1, 2008, net sales decreased $2.5 million, or 1.0 percent, to $255.8 million from $258.3 million for the six-month period ended October 27, 2007. Net income decreased $7.6 million, or 44.4 percent, to $9.5 million, or $0.25 per share, in the fiscal 2009 six-month period compared to $17.1 million, or $0.46 per share, in the fiscal 2008 six-month period.

The decrease in net income is due mainly to restructuring charges incurred in the fiscal 2009 six-month period compared to no restructuring charges in the fiscal 2008 six-month period, and higher selling and administrative expenses related to the Hetronic acquisition and higher amortization expense for the TouchSensor and VEP acquisitions in the fiscal 2009 six-month period, partially offset by Chrysler price increases and foreign currency exchange gains due to the strengthening U.S. dollar.

In the six-month period of fiscal year 2009, Automotive segment net sales were negatively impacted by anticipated lower Chrysler sales, but were also favorably impacted by price increases of $7.3 million in the first six months of fiscal 2009 compared to $5.0 million in the first six months of fiscal year 2008. Therefore, the first six-month period of fiscal year 2009 included six months of price increases, and the first six-month period of fiscal 2008 included only four months of price increases.

The Company recorded a restructuring charge during the six-month period of fiscal year 2009 of $11.2 million ($7.3 million after-tax), or $0.20 per share. Excluding the restructuring charges and the benefit of $7.3 million, or $0.12 per share, of Chrysler-related price increases, Methode achieved net income of $12.4 million, or $0.33 per share, in the first six months of fiscal year 2009 compared to $14.1 million, or $0.38 per share, in the same period of fiscal year 2008 excluding $5.0 million, or $0.08 per share, in Chrysler-related price increases.

Consolidated cost of products sold decreased $1.0 million, or 0.5 percent, to $203.2 million in the fiscal 2009 six-month period, compared to $204.2 million in the same period of fiscal year 2008. The decrease is due to lower sales volumes. Cost of products sold as a percentage of sales was 79.4 percent and 79.1 percent in the first six months of fiscal years 2009 and 2008, respectively.

Selling and administrative expenses increased $3.1 million, or 9.7 percent, to $35.2 million for the six months ended November 1, 2008, from $32.1 million for the six months ended October 27, 2007. The increase relates to the Hetronic acquisition, as well as higher amortization expense for the TouchSensor and VEP acquisitions. As a percentage of sales, selling and administrative expenses increased to 13.8 percent in the first six-months fiscal year 2009, compared to 12.4 percent in the same period of fiscal year 2008.

Income tax expense was 9.8 percent in the first six months of fiscal 2009 compared with 24.1 percent in the same period of fiscal year 2008 due to restructuring charges and decreased earnings at the Company's U.S.-based businesses, causing lower income before taxes. The effective tax rates for the first six months of fiscal years 2009 and 2008 reflect utilization of foreign investment tax credits and the effect of lower tax rates on earnings of the Company's foreign operations and a higher percentage of earnings at those foreign operations.

Management Comments

President and Chief Executive Officer Donald W. Duda said, "Despite an increasingly challenging economic situation and the severe downturn in the worldwide automotive industry, we are pleased with our second-quarter results. However, we anticipate that this environment will negatively impact our results in the third and fourth quarters of this fiscal year."

Duda added, "Our increasingly diversified business model, combined with our financial discipline, an expanding customer base and value added engineered solutions is expected to help Methode navigate through the current difficult economic environment. Methode's balance sheet, which includes $53 million in cash with no debt and a $75 million line of credit, places the Company in a strong financial position during this recession. Despite the challenges in the current environment, we will continue to make prudent investments and business decisions to service our customers and support Methode's long-term success."

Conference Call

The Company will conduct a conference call and Webcast to review financial and operational highlights led by its President and Chief Executive Officer, Donald W. Duda, and Chief Financial Officer, Douglas A. Koman, at 10:00 a.m. Central time today. To participate in the conference call, please dial (877) 852-6583 (domestic) or (719) 325-4842 (international) and provide passcode 5825443 at least five minutes prior to the start of the event. A simultaneous Webcast can be accessed through the Company's Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the "Webcast" icon. A replay of the conference call, as well as an MP3 download, will be available shortly after the call through December 16 by dialing (888) 203-1112 (domestic) or (719) 457-0820 and providing pass code 5825443. On the Internet, a replay will be available for seven days through the Company's Web site, www.methode.com, by selecting the Investor Relations page and then clicking on the "Webcast" icon.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a global designer and manufacturer of electro-mechanical devices with manufacturing, design and testing facilities in the United States, Malta, Mexico, United Kingdom, Germany, Czech Republic, China, Singapore, the Philippines and India. We design, manufacture and market devices employing electrical, electronic, wireless, radio remote control, sensing and optical technologies to control and convey signals through sensors, interconnections and controls. Our business is managed on a segment basis, with those segments being Automotive, Interconnect, Power Products and Other. Our components are in the primary end markets of the automobile, computer, information processing and networking equipment, voice and data communication systems, consumer electronics, appliances, aerospace vehicles and industrial equipment industries. Further information can be found on Methode's Web site www.methode.com.

                   Methode Electronics, Inc.
                    Financial Highlights
     (In thousands, except per share data, unaudited)

                                                     Three Months Ended
                                                  November 1,  October 27,
                                                      2008         2007
                                                  -----------  -----------

Net sales                                         $   121,304  $   133,239
Other income                                              959          527
Cost of products sold                                  97,815      105,900
Restructuring                                           6,284            -
Selling and administrative expenses                    18,650       16,107
Income from operations                                   (486)      11,759
Interest, net                                             469          611
Other, net                                              1,853         (941)
Income before income taxes                              1,836       11,429
Income taxes                                             (865)       2,623
Net income                                              2,701        8,806
Basic and diluted earnings per common share       $      0.07  $      0.24
Average Number of Common Shares Outstanding:
   Basic                                               37,068       37,079
   Diluted                                             37,551       37,467

                                                      Six Months Ended
                                                  November 1,  October 27,
                                                      2008         2007
                                                  -----------  -----------

Net sales                                         $   255,818  $   258,248
Other income                                            1,692          673
Cost of products sold                                 203,245      204,235
Restructuring                                          11,201            -
Selling and administrative expenses                    35,102       32,071
Income from operations                                  7,962       22,615
Interest, net                                           1,003        1,047
Other, net                                              1,584       (1,161)
Income before income taxes                             10,549       22,501
Income taxes                                            1,032        5,423
Net income                                              9,517       17,078
Basic earnings per common share                   $      0.26  $      0.46
Diluted earnings per common share                 $      0.25  $      0.46
Average Number of Common Shares Outstanding:
   Basic                                               37,120       37,033
   Diluted                                             37,584       37,476

                          Methode Electronics, Inc.
                            Summary Balance Sheet
                               (In thousands)

                                                    November 1,  April 28,
                                                       2008        2008
                                                    ----------- -----------

Cash                                                $    52,806 $   104,305
Accounts receivable - net                                73,599      85,805
Inventories                                              68,043      55,949
Other current assets                                     14,567      14,758
                                                    ----------- -----------
Total Current Assets                                    209,015     260,817

Property, plant and equipment - net                      80,404      90,280
Goodwill - net                                           68,085      54,476
Intangible assets - net                                  54,184      41,282
Other assets                                             26,144      23,365
                                                    ----------- -----------
Total Assets                                        $   437,832 $   470,220
                                                    =========== ===========

Accounts payable                                    $    32,922 $    42,810
Other current liabilities                                25,654      33,902
                                                    ----------- -----------
Total Current Liabilities                                58,576      76,712

Other liabilities                                        21,772      20,723
Shareholders' equity                                    357,484     372,785
                                                    ----------- -----------
Total Liabilities and Shareholders' Equity          $   437,832 $   470,220
                                                    =========== ===========

                       Methode Electronics, Inc.
                     Summary Statement of Cash Flow
                            (In thousands)

                                                       Six Months Ended
                                                     November     October
                                                        1,          27,
                                                       2008        2007
                                                    ----------  ----------
Operating Activities:
   Net income                                       $    9,517  $   17,078
   Provision for depreciation                           12,489       9,939
   Impairment of assets                                  3,177           0
   Amortization of intangibles                           3,052       2,739
   Amortization of stock awards and stock options        1,605       1,602
   Changes in operating assets and liabilities          (1,160)     10,587
   Other                                                   735         174
                                                    ----------  ----------
Net Cash Provided by Operating Activities               29,415      42,119

Investing Activities:
   Purchases of property, plant and equipment           (9,557)    (10,082)
   Proceeds from sale of building                            -         960
   Acquisitions of businesses                          (57,010)     (7,696)
   Joint venture dividend                                    -      (1,000)
   Other                                                  (209)       (346)
                                                    ----------  ----------
Net Cash Used in Investing Activities                  (66,776)    (18,164)

Financing Activities:
   Repurchase of common stock                           (5,137)          -
   Proceeds from exercise of stock options                 110       1,145
   Tax benefit from stock options and awards                46         190
   Dividends                                            (4,528)     (3,781)
                                                    ----------  ----------
Net Cash Used in Financing Activities                   (9,509)     (2,446)

Effect of foreign exchange rate changes on cash         (4,629)      1,250
                                                    ----------  ----------

Increase (Decrease) in Cash and Cash Equivalents       (51,499)     22,759

Cash and Cash Equivalents at Beginning of Period       104,305      60,091
                                                    ----------  ----------

Cash and Cash Equivalents at End of Period          $   52,806  $   82,850

For Methode Electronics Inc. - Investor Contacts:
Philip Kranz
Dresner Corporate Services
312-780-7240
pkranz@dresnerco.com

Kristine Walczak
Dresner Corporate Services
312-780-7205
kwalczak@dresnerco.com